The American Funds Tax-Exempt Series II

July 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$45,341
Class B	$81
Class C	$2,261
Class F1	$2,450
Class F2	$3,515
Total	$53,648

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6294
Class B	$0.5038
Class C	$0.4952
Class F1	$0.6079
Class F2	$0.6500

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	72,211
Class B	129
Class C	4,316
Class F1	3,693
Class F2	6,284
Total	86,633

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.52
Class B	$17.52
Class C	$17.52
Class F1	$17.52
Class F2	$17.52